Exhibit 10.1

 Armata Pharmaceuticals, Inc.

5005 McConnell Ave.

Los Angeles, CA 90066

July 29, 2024

Dear David:

We are pleased to confirm our offer of employment with Armata Pharmaceuticals, Inc. (the “Company”) in the position of Senior Vice President, Finance, effective 16 August 2024, (the “Effective Date”) on the terms set forth in this letter agreement (the “Agreement”).

1.            Position. As Senior Vice President, Finance, you will be responsible for overseeing all the financial affairs of the Company and supervising the Controller and finance team.  You will report directly to the Chief Executive Officer of the Company. You will be the Principal Financial Officer for SEC reporting. You agree to devote your full business time and attention to your work for the Company. Except upon the prior written consent of the Board of the Directors of the Company (the “Board”), you will not, during your employment with the Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company.

2.            Salary. Effective as of 16 August, 2024 your base salary will be paid at the annualized rate of $350,000 per year on the Company’s regular payroll dates and subject to approved deductions and required withholdings. Your salary will be reviewed from time to time by the Board or its compensation committee and may be adjusted in the sole discretion of the Board or its compensation committee.

3.            Bonus. You will be eligible to earn an annual performance bonus based on achievement of Company performance objectives to be established by the Board or its compensation committee and provided to you. Your annual target performance bonus will initially be equal to 40% of your base salary, although the amount of any payment will be dependent upon actual performance as determined by the Board or its compensation committee. You must be employed by the Company through the last day of the fiscal year for which bonuses are paid in order to be eligible to receive a bonus. Your annual performance bonus, if any, shall be paid to you on or before March 15 of the year following the year to which it relates. Your annual target performance bonus percentage is subject to modification from time to time in the discretion of the Board or its compensation committee.

4.            Equity Award. As soon as practicable following the Effective Date, you will be granted an option under the Company’s 2016 Equity Incentive Plan (the “Plan”) to purchase 75,000 shares of the Company’s common stock (the “Option”). The Option shall vest over time conditioned upon your continuous service to the Company in equal annual installments on the first four anniversaries of the date of grant. The exercise price of the Option shall be the fair market value of the Company’s common stock on the date of grant in accordance with the Plan and shall be subject to the terms and conditions of the Plan, stock option grant notice and option agreement to be entered into between you and the Company.

5.            Benefits. You will be eligible to participate in the benefits made generally available by the Company to its senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

6.            At-Will Employment. The Company is an “at-will” employer. Accordingly, either you or the Company may terminate the employment relationship at any time, with or without advance notice, and with or without cause.

7.            Termination. Upon any termination of your employment, you will be deemed to have resigned, and you hereby resign, from all offices and directorships, if any, then held by you with the Company or any subsidiary. In the event of termination of your employment with the Company, regardless of the reasons for such termination, the Company shall pay your base salary and accrued but unused vacation up to and through the date of termination, less applicable payroll and tax withholdings (the “Accrued Obligations”).

8.	Severance. You shall be eligible for the severance benefits described in this Section.

a.            In the event (i) the Company terminates your employment without Cause (as defined below and other than due to your death or disability), or (ii) you terminate your employment for Good Reason (as defined below), and provided in either case of (i) or (ii) such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) (such termination or resignation, an “Involuntary Termination”) and such Involuntary Termination does not occur during the CiC Protection Period (as defined below), then, in addition to the Accrued Obligations, subject to your obligations in Section 8(c) below, you shall be entitled to receive an amount equal to six (6) months of your then current base salary (ignoring any decrease in base salary that forms the basis for Good Reason), less all applicable withholdings and deductions, paid on the schedule described in Section 8(c) below (the “Severance Pay”).

b.            In the event that you experience an Involuntary Termination during the period (the “CiC Protection Period”) commencing one (1) month prior to the consummation of the first Change in Control (as defined in Section 9 below) to occur following the Effective Date and ending on the date that is twelve (12) months immediately following the consummation of such Change in Control, then, in addition to the Accrued Obligations and subject to the obligations set forth in Section 8(c) below, you shall be entitled to the following payments and benefits (the “CiC Severance Pay”): (i) an amount equal to twelve (12) months of your then-current base salary, less all applicable withholdings and deductions, paid on the schedule described in Section 8(c), and (ii) to the extent permitted by applicable law without any penalty to you or the Company and subject to your timely election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month for a period of twelve (12) months (the “COBRA Period”), the Company will pay, directly to or on your behalf, an amount equal to the monthly COBRA premium cost for your coverage thereunder; provided, that the payments pursuant to this clause (ii) shall cease earlier than the expiration of the COBRA Period in the event that, during the COBRA Period, (x) you become eligible to receive any health benefits, including through a spouse’s employer or (y) you are no longer eligible for benefits under COBRA.

c.            The Severance Pay or CiC Severance Pay, as applicable, is conditioned upon (i) your continuing to comply with your obligations under your PIIA (as defined in Section 11) during the period of time in which you are receiving the Severance Pay or CiC Severance Pay, as applicable; (ii) your delivering to the Company an executed separation agreement and general release of claims in favor of the Company (the “Release”), in a form provided by the Company, within the time period set forth therein, which becomes effective in accordance with its terms, which shall be no later than sixty (60) days following your Separation from Service. The Severance Pay or CiC Severance Pay, as applicable, will be paid in equal installments on the Company’s regular payroll schedule over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the sixtieth (60th) day following your Separation from Service. On the sixtieth (60th) day following your Separation from Service, the Company will pay you in a lump sum the amount of the Severance Pay that you would have received on or prior to such date under the original schedule but for the delay while waiting for the sixtieth (60th) day, with the balance of the Severance Pay being paid as originally scheduled.

d.            “Cause” for purposes of your Severance Pay means (i) your gross negligence or willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement or dishonesty against the Company or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company, including without limitation this Agreement and your PIIA (as defined below).

e.            “Good Reason” for purposes of your Severance Pay means the occurrence at any time of any of the following without your prior written consent: (i) a material reduction in your authority, duties or responsibilities (other than a mere change in title following any merger or consolidation of the Company with another entity); (ii) a material reduction in your base salary; or (iii) any willful failure or willful breach by the Company of any of its material obligations under this Agreement. For purposes of this subsection, no act, or failure to act, on the Company’s part shall be deemed “willful” unless done, or omitted to be done, by the Company not in good faith and without reasonable belief that the Company’s act, or failure to act, was in the best interest of the Company. In order to terminate your employment under this Agreement for Good Reason, you must (1) provide written notice to the Company within ninety (90) days of the first occurrence of the events described above, (2) allow the Company at least thirty (30) days from such receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, resign from all position you then hold with the Company effective not later than the one- hundred eightieth (180th) day after the initial occurrence of such event.

9.            Change in Control Acceleration. Notwithstanding any other provision contained herein, if your Involuntary Termination occurs during the CiC Protection Period, then the vesting of all of your outstanding equity awards (including the Option) that are subject to time-based vesting requirements shall accelerate in full such that all such equity awards shall be deemed fully vested as of the date of such Involuntary Termination (or Change in Control, if later). For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Plan, except that Innoviva, Inc. and each of its majority-owned subsidiaries and affiliates shall be considered Legacy Investors (as defined in the Plan) for purposes of determining whether or not a Change in Control has occurred.

10.          Taxes. All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by you.

a.            Section 409A. The Severance Pay provided in this Agreement is intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Each installment of Severance Pay is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the Severance Pay is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Pay shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death. Except to the minimum extent that payments must be delayed because you are a “specified employee”, all amounts of Severance Pay will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.

b.            Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section 10(b) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this this Section 10(b) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this this Section 10(b), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

11.          Other. As a condition of your commencement of employment hereunder, you must execute and deliver to the Company the Proprietary Information and Invention Assignment Agreement delivered to you under separate cover (the “PIIA”), which (among other provisions) prohibits any unauthorized use or disclosure of Company proprietary, confidential or trade secret information. The parties hereto acknowledge and agree that this Agreement and the PIIA shall be considered separate contracts, and the PIIA will survive the termination of this Agreement for any reason.

12.          Entire Agreement. This Agreement, together with your PIIA, sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement may not be modified in any way except in a writing signed by the Company’s Chief Executive Offer (or another duly authorized officer of the Company) upon due authorization by the Board or its compensation committee and you. It shall be governed by California law, without regard to principles of conflicts of laws.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Sincerely,

/s/ Deborah Birx
Deborah Birx, M.D.
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ David House	7/31/24
David House
SVP, Finance	Date

[Signature Page to D. House Employment Agreement]